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                                                                      EXHIBIT 16

November 15, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


RE:     United Bancorp, Inc.
        Commission File Number 0-16640



Dear Sir/Madam:

We have read the first two paragraphs of Item 4 included in the Form 8-K dated November 15, 2002, of United Bancorp, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein, except that we are not in a position to agree or disagree with the statement that the change was approved by the Audit Committee or its Board of Directors.


                  Very truly yours,


                  /s/ Crowe Chizek and Company LLP